SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549



                                FORM 8-K


                          Current Report Pursuant
                       to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


Date of report (Date of earliest event reported)  March 15, 1996

                   __________________________________________


                                 XCL LTD.
           (Exact Name of Registrant as Specified in Its Charter)


                                 Delaware
               (State or other Jurisdiction of Incorporation)


     1-10669                                 51-0305643
(Commission File Number)                     (I.R.S. Employer
Identification Number)


                          110 Rue Jean Lafitte
                       Lafayette, Louisiana 70508
                (Address of Principal Executive Offices)


                               318-237-0325
           (Registrant's Telephone Number, Including Area Code)




Item 5.   Other Events.

To reflect in 1995 the expected results of its announced program to divest itself of its U.S. oil and gas properties in order to focus its activities in the People's Republic of China, it will record a $58.8 million (unaudited) fourth quarter noncash write-down for impairment of its domestic oil and gas properties which will result in a net loss for the year of approximately $87 million (unaudited). The write-down reflects the Company's assessment of the market value of its remaining developed and undeveloped domestic oil and gas assets based upon recently concluded and anticipated sales.

XCL has reached agreement with Tesoro E&P Company, L.P., a limited partnership owned by Tesoro Petroleum Corporation (NYSE:
TSO), to sell its interest in the Gonzales Gas Unit, a 526-acre producing lease located in the northwest corner of the Berry R. Cox Field in South Texas, for a price of $1.4 million, with the sale effective February 1, 1996. The closing is scheduled for March 25, 1996, with the proceeds from this divestiture to be applied against indebtedness due its lender. In connection with the write-down of its domestic oil and gas properties and the proposed sale to Tesoro, the Company has requested and expects to receive from its lender appropriate waivers of certain covenants in its loan agreement and a release of lien on the property to be sold. In connection with the foregoing, the Company anticipates that it will file with the Securities and Exchange Commission a Form 12b-25 requesting an extension for the filing of the Annual Report on Form 10-K to April 15, 1996.


SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        XCL LTD.

     March 18, 1996
_________________________
                                    By:_______________________________
           Date                            David A. Melman
                                           Executive Vice President